Exhibit 99.1

Contact:	Luis Sahagun
818-965-0043
luis.sahagun@farmers.com

Trevor Chapman
818-965-0042
trevor.chapman@farmers.com

Shelley Whiddon
Alliance Data
214-494-3811
shelley.whiddon@alliancedata.com

Farmers Insurance Announces New Rewards Credit Card
Focused on Rewarding Customers for Their Loyalty

Rewards Card, Issued by Alliance Data's Card Services Business
Comes with No Annual Fee

Los Angeles & Dallas (June 18, 2015) – Today, Farmers Insurance, one of the largest multiline insurers in the U.S., announced the launch of the Farmers® Rewards Visa® Card, a credit card offering designed to reward customers for their loyalty.  Farmers will initially roll out a targeted campaign to customers in Ohio, New Jersey and Washington.

The new Farmers Rewards Visa Card issued by Alliance Data Systems Corporation's (NYSE: ADS) Card Services business, a premier provider of branded private label, co-brand, and commercial credit programs, will award customers who use the card to pay their insurance products with 3x reward points on eligible products. They'll also earn 3x points when they use the card for gas purchases, 3x points for home improvement and 1x point on all other purchases where Visa is accepted.

"The card's value-added features bring the Farmers brand of smart to customers in a whole new way," said Mike Linton, chief marketing officer for Farmers Insurance.  "This program recognizes customers for their loyalty and provides an easy way for them to earn rewards points for what they are already doing – paying their Farmers products, buying gas, and enhancing their lifestyles with home improvement purchases."

Key features of the new Farmers Rewards Visa Card include: *

•	3x points for every $1 spent on Farmers products
•	3x points for every $1 spent on home improvement
•	3x points for every $1 spent on fuel/gas
•	1x points for every $1 spent everywhere else Visa is accepted
•	Flexible point redemption – ability for customers to redeem points to offset purchases, including Farmers products. Customers can also redeem points for travel, merchandise, gift cards, and more
•	3,000 points after you spend $500 in purchases outside of Farmers within the first 90 days of account opening
•	1,000 Annual Thank You bonus points on your anniversary of account opening
•	0% introductory APR on all purchases during the first 12 months, after that, standard variable APR of 13.24% - 20.24% (based on Prime Rate and your creditworthiness). †
•	No annual fee†
•	Unlimited points with no expiration

"Farmers is committed to providing industry-leading products and first-rate services, and we have partnered with the insurer to enable their customers to experience the Farmers brand of 'smart' through a valuable new card program with features and benefits designed to increase loyalty among existing policyholders," said Melisa Miller, president of Alliance Data's Card Services business. "In partnership with Farmers, we look forward to leveraging our full suite of targeted, multichannel marketing tools to reward customers for their loyalty."

The program will pilot this summer and roll out nationwide in the fall, with enhancements and new capabilities launching throughout the first year.

About Farmers Insurance
Farmers Insurance Group of Companies is a leading U.S. insurer group of automobiles, homes and small businesses and also provides a wide range of other insurance and financial services products. Farmers Insurance is proud to serve more than 10 million households with over 19 million individual policies across all 50 states through the efforts of over 50,000 exclusive and independent agents and approximately 22,000 employees. Farmers Insurance Exchange, the largest of the three primary insurance entities that make up the Farmers Insurance Group of Companies®, is ranked No. 264 on the 2015 Fortune 500 list of largest companies.

For more information about Farmers, visit its Web site at www.farmers.com or at www.Facebook.com/FarmersInsurance.

About Alliance Data's Card Services business
Alliance Data's Card Services business is a leading provider of tailored marketing and loyalty solutions, delivered through branded credit programs that drive more profitable relationships between our brand partners and cardmembers. We offer private label, co-brand, and commercial products to many of the world's most recognizable brands across a multitude of channels.

We uphold our Know more. Sell more.® promise by leveraging unmatched customer insights, advanced analytics, and broad-reaching innovative capabilities. It's how we deliver increased sales to our partners, build enduring loyalty to their brands, and provide more value to our cardmembers. Alliance Data's Card Services business is a proud part of the Alliance Data enterprise. To learn more, visit www.alliancedataretail.com or follow us on Twitter @ADRetail.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 15,000 associates at approximately 100 locations worldwide.
Alliance Data's Card Services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant, the leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and holds a majority interest in Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.
Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

* The Farmers Rewards Visa and Visa Signature credit card accounts are issued by Comenity Bank under license from Visa U.S.A. Inc. The Farmers Rewards Program is also provided by Comenity Bank, which is solely responsible for the Program operation, and may change at any time.  The one-time bonus of 3,000 points will be awarded to qualified new cardholders' accounts who make purchases outside of Farmers totaling $500 or more within the first 90 days of account opening. Restrictions and exclusions do apply. See Farmersrewardsvisa.com for Rewards Terms and Conditions. Not all insurance products are eligible to be purchased on a credit card. See your insurance company or agent for details.
† Standard variable APR of 13.24%, 17.24% or 20.24% based on Prime Rate and your creditworthiness. Balance Transfer and Cash Advance APR of 22.24%, based on Prime Rate. Minimum Interest is $2.00 per credit plan. See https://c.comenity.net/farmersrewardsvisa/public/apply/disclosures.xhtml for additional rates and fees information.

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